EXHIBIT 23.1

HJ & Associates, L.L.C.

Certified Public Accountants and Consultants

Consent of Independent Public Accountants

Board of Directors

National Health & Safety Corporation

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement of National Health & Safety Corporation on Form S-2/A of our report dated January 18, 2000, of National Health & Safety Corporation for the year ended December 31, 1999, which is part of this Registration Statement, and to all references to our firm included in this Registration Statement.

HJ & Associates, L.L.C.____

HJ & associates, L.L.c.

Salt Lake City, Utah

September 27, 2001

50 South Main Street, Suite 1450 Salt Lake City, Utah 84144 Telephone (801) 328-4408 Facsimile (801) 328-4461